UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                           Commission File Number:     000-16450


                               COLOR IMAGING, INC.
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             (Exact name of registrant as specified in its charter)


      4350 PEACHTREE INDUSTRIAL BLVD., SUITE 100, NORCROSS, GEORGIA 30071
                                 (770) 840-1090
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.001 PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)       [X]          Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)      [ ]          Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)       [ ]          Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)      [ ]          Rule 15d-6                [ ]
      Rule 12h-3(b)(1)(i)       [X]

Approximate  number of holders of record as of the certification or notice date:
73.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Color Imaging, Inc., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                             COLOR IMAGING, INC.


DATE:  September 28, 2005                    By: /s/ Morris E. Van Asperen
                                                 -------------------------------
                                                 Morris E. Van Asperen
                                                 Chief Financial Officer